SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                       Amendment No. 1

                             FORM N-8A

                   NOTIFICATION OF REGISTRATION
               FILED PURSUANT TO SECTION 8(a) OF THE
                  INVESTMENT COMPANY ACT OF 1940


          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

_______________________________________________________________


Name:     DREYFUS GLOBAL GROWTH FUND*


Address of Principal Business Office (No. & Street, City, State,
   Zip Code):

200 Park Avenue
New York, New York  10166

Telephone Number (including area code):  (212) 922-6130

Name and address of agent for service of process:

                      Daniel C. Maclean, Esq.
                          200 Park Avenue
                     New York, New York 10166

                             copy to:

                        Lewis G. Cole, Esq.
                     Stroock & Stroock & Lavan
                         7 Hanover Square
                   New York, New York 10004-2696


*  Formerly, Dreyfus Global Growth, L.P. (A Strategic Fund)



Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:


               Yes / /           No /X/




                              SIGNATURE



          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 1st day of November, 1995.


[SEAL]


                              DREYFUS GLOBAL GROWTH FUND



Attest:                       By:  /s/ Eric B. Fischman

                                 Eric B. Fischman, Vice
President


  /s/ Ruth D. Leibert
Ruth D. Leibert,
  Assistant Secretary